Exhibit 10.29(b)

FIRST AMENDMENT TO THE

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NHP/PMB L.P.

This FIRST AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NHP/PMB L.P., dated as of May 12, 2008 (this “Amendment”), is being executed by NHP/PMB GP LLC, a Delaware limited liability company (the “General Partner”), as the general partner of NHP/PMB L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Partnership Agreement (as defined below).

WHEREAS, the General Partner, the Limited Partners and Nationwide Health Properties, Inc., a Maryland corporation (for the sole purpose of agreeing to the provisions of Article XVI thereof) entered into that certain Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of April 1, 2008 (the “Partnership Agreement”);

WHEREAS, the Partners intended that certain distributions payable to the Partners for each Partnership Unit under the Partnership Agreement be prorated for the applicable period based upon the number of days during such period that such Partnership Unit was outstanding, but the Partnership Agreement inadvertently omitted to set forth the manner in which such proration would be determined; and

WHEREAS, the General Partner has proposed this amendment of the Partnership Agreement to address such intended proration of certain distributions, and Limited Partners holding a majority of the outstanding Class A Partnership Units (or their attorney-in-fact) held by all Limited Partners have approved or consented to it pursuant to Section 14.2 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 5.1 of the Partnership Agreement. Section 5.1(b) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“(b) Second, (i) 1% to the holders of Class A Partnership Units, and (ii) 99% to the holders of Class B Partnership Units, in each case, allocated among the holders of such Partnership Units in accordance with the number of Effective Partnership Units (as defined below) held by them. “Effective Partnership Units” shall mean the weighted average number of Partnership Units outstanding during the calendar quarter that ended immediately prior to such Partnership Record Date, calculated by multiplying each Partnership Unit that was outstanding for any part of such quarter by a fraction, the numerator of which is the number of days during such quarter that such Partnership Unit was outstanding, and the denominator of which is the total number of days in such quarter.”

2.	Applicable Law. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

3.	Effect of Amendment. In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

4.	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

NHP/PMB GP LLC, a Delaware limited liability company

By:	NHP OPERATING PARTNERSHIP L.P.,
its sole member

By:	NHP GP LLC,
its general partner

By:	NATIONWIDE HEALTH PROPERTIES, INC.,
its sole member

By:	/s/ Abdo H. Khoury
Name:	Abdo H. Khoury
Title:	Chief Financial & Portfolio Officer and Executive Vice President

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